INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-111416 of Altair Nanotechnologies Inc. and subsidiaries on Form S-3 of our report dated March 11, 2003, appearing in the Annual Report on Form 10-K as amended by Amendment No. 1 on Form 10-K/A of Altair Nanotechnologies Inc. and subsidiaries for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the uncertainty that the Company will be able to continue as a going concern) and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
-------------------------
Salt Lake City, Utah
January 22, 2004